Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS SECOND QUARTER FINANCIAL RESULTS

Second Quarter Net Income Increased 23% Second Quarter Reorder Sales Increased 11% Second Quarter Diluted EPS $0.52 per share vs $0.43 per share

Delray Beach, Florida, October 22, 2018 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended September 30, 2018. Net sales for the quarter ended September 30, 2018 were $71.4 million, compared to $66.7 million for the quarter ended September 30, 2017, an increase of 7.0%. Net sales for the six months ended September 30, 2018 were $158.8 million, compared to $146.4 million for the six months ended September 30, 2017, an increase of 8.5%. Net income was $10.8 million, or $0.52 diluted per share, for the quarter ended September 30, 2018, compared to net income of $8.8 million, or $0.43 diluted per share, for the quarter ended September 30, 2017, a 23% increase to net income. Net income for the six months ended September 30, 2018 was $23.3 million, or $1.14 diluted per share, compared to net income of $18.0 million, or $0.88 diluted per share, for the six months ended September 30, 2017, a 29% increase to net income. Reorder sales increased 11%, to $61.0 million for the quarter ended September 30, 2018, compared to $55.1 million for the same quarter in the prior year. The Company’s online sales for the quarter ended September 30, 2018 were approximately 85% of all sales compared to 84% for the same quarter the prior year, with online sales increasing 7.4%.

Menderes Akdag, CEO and President, commented: “We were pleased with our net income and reorder sales growth for the quarter. The increase to net income for the quarter can be attributed to increased revenues, which increased gross profit by approximately $1.8 million. In addition, our net income growth was boosted by the Tax Reform Act of 2017, due to a decline in our federal tax rate from 35% to 21%. We expect our effective tax rate in fiscal 2019 to be approximately 24%. Average order value increased to $87 for the quarter compared to $85 for the same quarter the prior year. Net cash from operations for the quarter ended September 30, 2018 was $20.4 million, compared to $18.3 million for the same period last year. For the remainder of fiscal 2019 we will continue to focus on sales growth and improving our service levels.”

The Board of Directors declared a quarterly dividend of $0.27 per share on the Company’s common stock. The dividend will be payable on November 16, 2018, to shareholders of record at the close of business on November 5, 2018. The Company intends to continue to pay regular quarterly dividends; however, the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on October 22, 2018 until November 5, 2018 at 11:59 P.M. To access the replay, call (866) 457-5505 (toll free) or (203) 369-1279, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2018. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K. For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2018	2018
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$87,132	$77,936
Accounts receivable, less allowance for doubtful accounts of $37 and $35, respectively	1,786	2,292
Inventories - finished goods	28,616	23,337
Prepaid expenses and other current assets	976	882
Prepaid income taxes	618	788
Total current assets	119,128	105,235

Noncurrent assets:
Property and equipment, net	28,083	28,741
Intangible assets	860	860
Total noncurrent assets	28,943	29,601

Total assets	$148,071	$134,836

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$14,278	$15,274
Accrued expenses and other current liabilities	2,767	2,835
Total current liabilities	17,045	18,109

Deferred tax liabilities	1,185	996

Total liabilities	18,230	19,105

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,674 and 20,601 shares issued and outstanding, respectively	21	21
Additional paid-in capital	10,881	9,381
Retained earnings	118,930	106,320

Total shareholders' equity	129,841	115,731

Total liabilities and shareholders' equity	$148,071	$134,836

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Sales	$71,396	$66,711	$158,786	$146,368
Cost of sales	46,141	43,232	103,577	95,424

Gross profit	25,255	23,479	55,209	50,944

Operating expenses:
General and administrative	6,200	6,178	13,134	12,404
Advertising	5,300	4,526	12,007	10,818
Depreciation	552	527	1,108	1,058
Total operating expenses	12,052	11,231	26,249	24,280

Income from operations	13,203	12,248	28,960	26,664

Other income:
Interest income, net	428	143	807	226
Other, net	255	249	572	490
Total other income	683	392	1,379	716

Income before provision for income taxes	13,886	12,640	30,339	27,380

Provision for income taxes	3,134	3,880	7,005	9,344

Net income	$10,752	$8,760	$23,334	$18,036

Comprehensive income	$10,752	$8,760	$23,334	$18,036

Net income per common share:
Basic	$0.53	$0.43	$1.14	$0.89
Diluted	$0.52	$0.43	$1.14	$0.88

Weighted average number of common shares outstanding:
Basic	20,463	20,349	20,436	20,321
Diluted	20,520	20,437	20,485	20,442

Cash dividends declared per common share	$0.27	$0.20	$0.52	$0.40

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$23,334	$18,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,108	1,058
Share based compensation	1,500	1,146
Deferred income taxes	189	216
Bad debt expense	49	46
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	457	(250)
Inventories - finished goods	(5,279)	(2,777)
Prepaid income taxes	170	-
Prepaid expenses and other current assets	(94)	(87)
Accounts payable	(996)	(4,845)
Income taxes payable	-	5,349
Accrued expenses and other current liabilities	(36)	411
Net cash provided by operating activities	20,402	18,303

Cash flows from investing activities:
Purchases of property and equipment	(450)	(350)
Net cash used in investing activities	(450)	(350)

Cash flows from financing activities:
Dividends paid	(10,756)	(8,240)
Net cash used in financing activities	(10,756)	(8,240)

Net increase in cash and cash equivalents	9,196	9,713
Cash and cash equivalents, at beginning of period	77,936	58,730

Cash and cash equivalents, at end of period	$87,132	$68,443

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$6,645	$3,780

Dividends payable in accrued expenses	$207	$202

Exhibit 99.1 Page 4 of 4